Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Estrella Immunopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.0001 par value per share	457(o)		(1)		(1)		(1)
	Other	Warrants	457(o)		(1)		(1)		(1)
	Unallocated (Universal) Shelf		457(o)		(1)		(1)	$100,000,000		.00015310	$15,310	(2)
	Total Offering Amounts							$100,000,000			$15,310
	Total Fees Previously Paid										$0
	Total Fee Offsets										$0
	Net Fee Due										$15,310

(1)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered hereunder such indeterminate number of shares of common stock and such indeterminate number of warrants to purchase common stock as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants, or pursuant to the anti-dilution provisions. In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act.